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                                                                   EXHIBIT 10.53

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT made as of December 11, 2000 (the "EFFECTIVE DATE"), between CTN Media Group, Inc., a Delaware corporation (the "COMPANY"), and Thomas A. Rocco ("EXECUTIVE").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       EMPLOYMENT.

                  (a) The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 4 hereof (the "EMPLOYMENT PERIOD").

                  (b) So long a Executive is in compliance herewith, on or before the first anniversary of the Effective Date, the parties will negotiate in good faith the terms of a new Employment Agreement for Executive on terms no less favorable to Executive than those set forth herein, including the possibility of additional equity in the Company, either by the grant of options or through equity in U-C Holdings, LLC.

         2.       POSITION AND DUTIES.

                  (a) During the Employment Period, Executive shall serve as the President of Sales of the Company and shall have such duties, responsibilities and authority of such position subject to the direction of the Company's Chairman of the Board, Executive Officers of the Company, and board of directors (the "BOARD").

                  (b) Executive shall report to the Chairman of the Board, Chief Executive Officer, and the Board, and Executive shall devote his full business time, attention and skills to the business and affairs of the Company, except as otherwise approved by the Board.

         3.       BASE SALARY AND BENEFITS.

                  (a) During the Employment Period, Executive's base salary shall be Five Hundred Thousand and No/ 100 Dollars ($500,000.00) per annum or such higher rate as the Board may designate from time to time (the "BASE SALARY"), which salary shall be payable semi-monthly in regular installments in accordance with the Company's general payroll practices.

                  (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. All travel shall be first class accommodations. In addition, during the Employment Period, the Company shall provide Executive with an automobile allowance of One Thousand and No/ 100 Dollars ($1,000.00) per month for the monthly payments, maintenance and operating expenses for any automobile used by Executive.

                  (c) In addition to the Base Salary, on a fiscal year basis beginning January 2001, Executive shall receive an annual bonus equal to ten percent (10%) of net revenue (net of agency commission and sales commission) that exceeds the Company's revenue projections for the Company's television network for the applicable fiscal year (the "PERFORMANCE BONUS"), which projections are attached hereto as EXHIBIT A, are subject to adjustment by the Board in its reasonable judgment from time to time to account for acquisitions, divestitures, asset sales or asset purchases. The Performance Bonus is to be paid within 15 days following receipt by the Board of the results of the yearly audit of the financial statements performed by the Company's independent auditors for each fiscal year during the Employment Period.

                  (d) In the event the Company meets the revenue projections attached hereto as EXHIBIT A for the fiscal year beginning January 1, 2001, Executive shall be eligible, at the sole discretion of the Board, to receive a bonus in the amount of up to $200,000. Any bonus Executive receives according to the terms of this Section 3(d) shall reduce dollar for dollar any Performance Bonus for which Executive may be eligible.

                  (e) In addition to the Base Salary and any Performance Bonus payable to Executive pursuant to this paragraph 3, Executive shall be entitled to participate in all employee benefit plans and programs of the Company for which senior executive officers of the Company are eligible, including, to the extent available or established by the Company, any:

                      (i) family health insurance, disability insurance, and dental insurance coverage;

                      (ii) 401(k), retirement or similar benefit plans; and

                      (iii) Executive shall be entitled to four (4) weeks paid vacation from working days per year.

         For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the consummation of any merger, reverse stock split, recapitalization or other business combination of the Company, with or into another corporation, or an acquisition of securities or assets of the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, other than a transaction in which the majority of the holders of Common Stock immediately prior to such transaction will own at least 50% of the voting power of the then-outstanding securities of the surviving corporation immediately after such transaction, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (other than a transfer of assets as collateral to secure a debt of the Company), or the liquidation or dissolution of the Company.

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         4.       TERM.

                  (a) The Employment Period shall commence on the Effective Date and end on December 11, 2002 (the "EXPIRATION DATE"); PROVIDED, HOWEVER, that the Employment Period may be extended for one year on the Expiration Date and at the end of each subsequent year of the Executive's employment upon the mutual agreement of the parties (an "EXTENSION PERIOD"; any such Extension Periods shall be included in the definition of Employment Period); PROVIDED further that
(i) the Employment Period shall terminate prior to such date upon Executive's death, permanent disability or incapacity (determined as set forth below), or resignation and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Permanent Disability or incapacity shall occur if Executive misses ninety (90) consecutive days of work due to illness or disability.

                  (b) If the Employment Period is terminated by the Company without Cause, Executive shall be entitled to receive an aggregate amount equal to his Base Salary, payable for the remainder of the Employment Period. This amount shall be payable by the Company in equal monthly installments over the remainder of the Employment Period to be paid when other employees of the Company are paid, so long as Executive has not breached any of the provisions of Paragraphs 5, 6, 7 or 8 hereof. Executive shall be entitled to no other compensation.

                  (c) If the Employment Period is terminated by the Company for Cause, upon the Executive's resignation, Executive's death or disability, or upon the expiration of the Employment Period after either party has given notice of non-extension pursuant to Paragraph 4(a), Executive shall be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other amounts hereunder. Executive shall be entitled to no other compensation upon termination pursuant to this Section 4(c).

                  (d) All of Executive's rights to fringe benefits hereunder (if any) accruing at any time prior to or after the termination of the Employment Period shall cease upon such termination, PROVIDED, however, that if Executive is terminated by the Company without Cause, the Company shall permit Executive to continue to receive benefits under the Company's health insurance policies to the extent permitted by such policies and applicable law by paying for Executive's COBRA payment, and PROVIDED that the Company shall only maintain such insurance coverage until the earlier of (y) the end of the period for which Executive is receiving severance payments pursuant to paragraph 4 hereof and (z) the date Executive accepts other employment.

                  (e) For purposes of this Agreement, "Cause" shall mean (i) the conviction of a felony or a crime involving moral turpitude or any other crime involving dishonesty, disloyalty or fraud with respect to the Company; or (ii) gross negligence or willful misconduct with respect to the Company; or (iii) any other material breach of this Agreement; or (iv) the repeated failure to perform Executive's duties as directed by the Chief Executive Officer of the Company or the Board; or (v) failure of the Company to achieve at least eighty percent (80%) of the revenue targets set forth on Exhibit A attached hereto for the applicable fiscal year; PROVIDED, HOWEVER, that with respect to clause (iii) or
(iv) above, if such failure or breach is capable of cure as determined by the Chief Executive Officer of the Company, in his reasonable judgment, such failure or breach, as the case may be, shall not be deemed to constitute
Cause unless such failure or breach remains uncured after the expiration of ten (10) days after notice thereof to Executive; PROVIDED further that the Chief Executive Officer of the Company may waive the requirement with respect to clause (v) above and such requirement with respect to clause (v) above shall be considered of no further force and effect on a Change of Control.
For the purposes of this Agreement, "Change of Control" shall mean (i) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (I.E., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; (ii) or any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (I.E., 50% or more) voting interest in the Company.

                  (f) If Executive is terminated without Cause and he obtains another job, it shall reduce the payments hereunder; PROVIDED, HOWEVER, that this subparagraph shall not be applicable in the event the Executive is terminated after a Change of Control of the Company.

         5. CONFIDENTIAL INFORMATION. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company ("CONFIDENTIAL INFORMATION") are the property of the Company. Therefore. Executive agrees that, except in the performance of duties for the Company, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without prior written consent of the Board, except (i) to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's wrongful acts or omissions to act, (ii) as necessary to comply with compulsory legal process, PROVIDED that Executive shall provide prior notice to the Company regarding such disclosure and the Company, as applicable, shall have the right to contest such disclosure, (iii) as necessary to counsel and other professional advisors retained by the Executive, subject to the attorney/client privilege or a valid and binding non-disclosure agreement between Executive and such professional and (iv) disclosures of information obtained from a third party free of restrictions or disclosure of information in Executive's possession prior to the date hereof which was obtained from a source other than the Company or its predecessors. Executive shall deliver to the Company at the termination of the Employment Period, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information, Work Product or the business of the Company which he may then possess or have under his control.

         6. INVENTIONS AND PATENTS. Executive agrees that all ideas, concepts, marketing strategies, management techniques, product development, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company ("WORK PRODUCT") belong to the Company. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the

                                       4
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Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         7.       NON-COMPETE, NON-SOLICITATION.

                  (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period, during any period in which he is receiving payments pursuant to paragraph 4 or for which he has received a lump sum payment pursuant to this Agreement or any subsequent agreement, and, if terminated for Cause or by Executive's resignation before the Expiration Date, for two years after such termination (the "NON-COMPETE PERIOD"), he shall not directly or indirectly own, manage, control, participate in, consult with, or render services as a sales person or sales manager for, any business competing with the businesses of the Company (which business is an information or entertainment company marketing exclusively to young adults ages 18 to 24), within any geographical area in which the Company engages in such businesses. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) continuing his ownership, management and/or control of any business in which and to the extent which he held such interests and managed such interests prior to the Non-Compete Period, or (ii) being a passive owner of not more than 5% of the outstanding stock of any class of a company which is publicly traded, so long as Executive has no active participation in the management or the business of such company.

         (b) During the Employment Period and for eighteen months thereafter, Executive shall not directly or indirectly through another entity (i) solicit, encourage, interview, entice, discuss with or induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof,
(ii) hire any person who was an employee of the Company at any time during the Employment Period or (iii) induce or attempt to induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom he had contact to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

         8. ENFORCEMENT. If, at the time of enforcement of paragraphs 5, 6, or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parities hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provision hereof (without posting a bond or other security).

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         9. EXECUTIVE REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, which would prohibit his performance under this Agreement, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be valid and binding obligation of Executive, enforceable in accordance with its terms.

     10. SURVIVAL. Paragraphs 5 through 10 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

         11. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by telecopy or reputable overnight courier service (charges prepaid) to the recipient at the address or telecopy number below indicated:

         Notices to Executive:
                                    Thomas A. Rocco

                                    ----------------------------------

                                    ----------------------------------
                                    Telecopy No.:    (203) 629-5646

         Notices to Company:
                                    CTN Media Group, Inc.
                                    3350 Peachtree Road NE
                                    Suite 1500
                                    Atlanta, GA 30326
                                    Telecopy No.: (404) 257-9517

         With a copy to:
                                    Morris, Manning & Martin, L.L.P.
                                    3343 Peachtree Road, N.E.
                                    1600 Atlanta Financial Center
                                    Atlanta, Georgia  30326
                                    Telecopy No.: (404) 365-9532
                                    Attention: Lauren Z. Burnham, Esq.

or such other address or telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party, any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

         12. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision

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of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         13. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which to be an original and all of which taken together constitute one and the same agreement.

         15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by all parties and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

     16. CHOICE OF LAW. This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

         17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity binding effect or enforceability of this Agreement.

                       SIGNATURES BEGIN ON THE NEXT PAGE.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         CTN MEDIA GROUP, INC.

                                         By:    /s/
                                             -----------------------------------
                                         Its:
                                             -----------------------------------



                                                /s/ THOMAS A. ROCCO
                                             -----------------------------------
                                             THOMAS A. ROCCO

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                                    EXHIBIT A
                                  REVENUE GOALS

                                                     NETWORK REVENUE*
                                                     ---------------
      FISCAL 2001                                      $24,800,000

      FISCAL 2002                                      $42,500,000

  * The revenue calculation shall take into account only advertising purchased for cash consideration, not transactions in which the Company received equity or barter as payment for advertising services.